As filed with the Securities and Exchange Commission on January 3, 2020

Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM F-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Petróleo Brasileiro S.A.—Petrobras

(Exact name of Registrant

as specified in its charter)

Brazilian Petroleum Corporation—Petrobras

(Translation of Registrant’s

name into English)

The Federative Republic of Brazil

(State or other jurisdiction of

incorporation or organization)

Not Applicable

(I.R.S. Employer Identification Number)

Avenida República do Chile, 65

20031-912 – Rio de Janeiro – RJ, Brazil

(55-21) 3224-4477

(Address and telephone number of Registrant’s

principal executive offices)

Petrobras America Inc.

10350 Richmond Ave., Suite 1400

Houston, Texas 77042

(713) 808-2000

(Name, address and telephone number of agent for service)

Copy to:

Francesca L. Odell, Esq.

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

(212) 225-2000

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.

If only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box:     ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:       ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:             ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:        ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box:            ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box: ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company    ☐

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.        ☐

†	The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit (1)	Proposed Maximum Aggregate Offering Price (1)	Amount of Registration Fee
Common Shares, without par value, which may be represented by American Depositary Shares (2) (3)	734,202,699	U.S.$7.93	U.S.$5,822,227,403	U.S.$755,725

(1)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of American Depositary Shares, or ADSs, representing the registrant’s common shares on The New York Stock Exchange (“NYSE”) on December 31, 2019 (a date within five business days prior to the date of the initial filing of this registration statement), divided by two (to give effect to the 1:2 ratio of ADSs to common shares).

(2)	ADSs, each representing two common shares, issuable upon deposit of the common shares being registered hereby, have been or will be registered under a separate registration statement on Form F-6.

(3)

The securities to be registered include common shares that may be offered and sold outside the United States pursuant to Regulation S of the Securities Act. Such common shares, however, may be resold from time to time in the United States under circumstances requiring registration under the Securities Act.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT THAT SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.

This prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JANUARY 3, 2020.

P R O S P E C T U S

Petróleo Brasileiro S.A. – Petrobras

734,202,699 Common Shares, which may be represented by American Depositary Shares, of Petróleo Brasileiro S.A. – Petrobras, offered by the Selling Shareholder

The selling shareholder named in this prospectus (the “Selling Shareholder”) may from time to time offer up to 734,202,699 common shares of Petrobras (our “common shares”), which may be represented by American Depositary Shares (the “ADSs”), covered by this prospectus. This prospectus describes some of the general terms that may apply to our common shares and the ADSs and the general manner in which they may be offered. When the Selling Shareholder offers these securities, the specific terms of these securities, including the offering price, and the specific manner in which they may be offered, will be described in supplements to this prospectus.

Our common shares are listed on the São Paulo Stock Exchange (B3 S.A. – Brasil, Bolsa, Balcão) (“B3”) under the ticker symbol “PETR3” and on the Mercado de Valores Latinoamericanos en Euros (LATIBEX) under the ticker symbol “XPBR.” ADSs representing our common shares are listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “PBR.”

Investing in these securities involves risks. See the “Risk Factors” section beginning on page 19 of Petrobras’s Annual Report on Form 20-F for the year ended December 31, 2018, filed with the U.S. Securities and Exchange Commission (“SEC”) on April 1, 2019 (the “2018 Form 20-F”), which is incorporated by reference herein, and, if any, in the relevant prospectus supplement.

Neither the SEC nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

January 3, 2020

ABOUT THIS PROSPECTUS

In this prospectus, unless the context otherwise requires, references to “Petrobras” are to Petróleo Brasileiro S.A. – Petrobras and references to “we,” “us” and “our” are to Petróleo Brasileiro S.A. – Petrobras and its consolidated subsidiaries, joint operations and structured entities taken as a whole.

This prospectus is part of a registration statement that we filed with the SEC utilizing a “shelf” registration process. Under this shelf process, the Selling Shareholder may sell our common shares, which may be represented by ADSs, in one or more offerings, up to the amount registered pursuant to the registration statement.

This prospectus only provides a general description of the securities that the Selling Shareholder may offer. Each time the Selling Shareholder offers securities, we will prepare a prospectus supplement containing specific information about the particular offering and the terms of those securities. We may also add, update or change other information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information we file with the SEC. The registration statement that we filed with the SEC includes exhibits that provide more detail on the matters discussed in this prospectus. Before you invest in any securities offered by this prospectus, you should read this prospectus, any related prospectus supplement and the related exhibits filed with the SEC, together with the additional information described under the headings “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

FORWARD-LOOKING STATEMENTS

Some of the information contained or incorporated by reference in this prospectus are forward-looking statements that are not based on historical facts and are not assurances of future results. The forward-looking statements contained in this prospectus, which address our expected business and financial performance, among other matters, contain words such as “believe,” “expect,” “estimate,” “anticipate,” “intend,” “plan,” “aim,” “will,” “may,” “should,” “could,” “would,” “likely,” “potential” and similar expressions.

Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. There is no assurance that the expected events, trends or results will actually occur.

We have made forward-looking statements that address, among other things:

●	our marketing and expansion strategy;

●	our exploration and production activities, including drilling;

●	our activities related to refining, import, export, transportation of oil, natural gas and oil products, petrochemicals, power generation, biofuels and other sources of renewable energy;

●	our projected and targeted capital expenditures and other costs, commitments and revenues;

●	our liquidity and sources of funding;

●	our pricing strategy and development of additional revenue sources; and

●	the impact, including cost, of acquisitions and divestments.

Our forward-looking statements are not guarantees of future performance and are subject to assumptions that may prove incorrect and to risks and uncertainties that are difficult to predict. Our actual results could differ materially from those expressed or forecast in any forward-looking statements as a result of a variety of assumptions and factors. These factors include, but are not limited to, the following:

●	our ability to obtain financing;

●	general economic and business conditions, including crude oil and other commodity prices, refining margins and prevailing exchange rates;

●	global economic conditions;

●	our ability to find, acquire or gain access to additional reserves and to develop our current reserves successfully;

●	uncertainties inherent in making estimates of our oil and gas reserves, including recently discovered oil and gas reserves;

●	competition;

●	technical difficulties in the operation of our equipment and the provision of our services;

●	changes in, or failure to comply with, laws or regulations, including with respect to fraudulent activity, corruption and bribery;

●	receipt of governmental approvals and licenses;

●	international and Brazilian political, economic and social developments;

●	natural disasters, accidents, military operations, acts of sabotage, wars or embargoes;

●	the cost and availability of adequate insurance coverage;

●	our ability to successfully implement asset sales under our portfolio management program;

●	the outcome of ongoing corruption investigations and any new facts or information that may arise in relation to the “Lava Jato investigation;”

●	the effectiveness of our risk management policies and procedures, including operational risk; and

●	litigation, such as class actions or enforcement or other proceedings brought by governmental and regulatory agencies.

For additional information on factors that could cause our actual results to differ from expectations reflected in forward-looking statements, see “Risk Factors” as set forth in the 2018 Form 20-F, which is incorporated by reference herein, and in any prospectus supplement.

All forward-looking statements attributed to us or a person acting on our behalf are qualified in their entirety by this cautionary statement, and you should not place undue reliance on any forward-looking statement included in this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information or future events or for any other reason.

PRESENTATION OF FINANCIAL INFORMATION

Prior to July 2019 we held a controlling equity interest in Petrobras Distribuidora S.A. (“BR Distribuidora”) and, as a result, BR Distribuidora’s financial position, results of operations and cash flows were consolidated in our consolidated financial statements.

In July 2019, we completed the sale of a 33.75% equity interest in BR Distribuidora. Following the sale, we now hold a non-controlling 37.50% equity interest in BR Distribuidora. As such, from the date of the sale, we (i) ceased to consolidate BR Distribuidora’s financial position, results of operations and cash flows in our consolidated financial statements, (ii) recognized a gain arising from such sale and (iii) commenced accounting for BR Distribuidora’s financial results under the equity method.

Accordingly, our unaudited consolidated statements of income and cash flows for the three and nine-month periods ended September 30, 2019 and 2018, incorporated herein by reference, present net income and operating, investing and financing cash flows relating to the disposed interest in BR Distribuidora in separate line items as discontinued operations.

As required by the SEC, we have also retrospectively revised our consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, to report the net income and operating, investing and financing cash flows relating to the disposed interest in BR Distribuidora in separate line items as discontinued operations. On January 2, 2020, we furnished a report on Form 6-K with the SEC, which is incorporated by reference herein, to provide investors with our revised audited consolidated financial statements as of December 31, 2018 and 2017 and for the years ended December 31, 2018, 2017 and 2016, and with a revised managements’ discussion of our results of operations for such years.

PETROBRAS

We are one of the world’s largest integrated oil and gas companies, engaging in a broad range of oil and gas activities. Petrobras is a sociedade de economia mista, organized and existing under the laws of Brazil. For the years ended December 31, 2018 and 2017, we had sales revenues from continuing operations of U.S.$84.6 billion and U.S.$77.9 billion, respectively, gross profit from continuing operations of U.S.$32.5 billion and U.S.$26.7 billion, respectively, and net income (loss) attributable to shareholders of Petrobras of U.S.$7.2 billion and U.S.$(91.0) million, respectively. In 2018, our average domestic daily oil production was 2,035 mmbbl/d. We engage in a broad range of activities, which cover the following segments of our operations:

●

Exploration and Production: this segment covers the activities of exploration, development and production of crude oil, NGL (natural gas liquid) and natural gas in Brazil and abroad, for the primary purpose of supplying our domestic refineries. This segment also operates through partnerships with other companies and includes holding interests in foreign entities operating in this segment;

●

Refining, Transportation and Marketing: this segment covers the activities of refining, logistics, transport and trading of crude oil and oil products in Brazil and abroad, exports of ethanol, petrochemical operations, such as extraction and processing of shale as well as holding interests in petrochemical companies in Brazil;

●

Gas and Power: this segment covers the activities of logistics and trading of natural gas and electricity, transportation and trading of LNG (liquefied natural gas), generation of electricity by means of thermoelectric power plants, as well as holding interests in transporters and distributors of natural gas in Brazil and abroad. It also includes fertilizer operations;

●

Distribution: this segment covers the activities of BR Distribuidora, which sells oil products, including gasoline and diesel, ethanol and vehicle natural gas in Brazil. This segment also includes distribution of oil products operations abroad (South America). Following the sale by Petrobras of its common shares in BR Distribuidora in July 2019, Petrobras owns a 37.5% interest in BR Distribuidora; and

●

Biofuel: this segment covers the activities of production of biodiesel and its co-products, as well as ethanol-related activities through interest in entities producing and trading ethanol, sugar and surplus electric power generated from sugarcane bagasse.

Additionally, we have a Corporate segment that has activities that are not attributed to the other segments, notably those related to corporate financial management, corporate overhead and other expenses, provision for the class action settlement, and actuarial expenses related to the pension and medical benefits for retired employees and their dependents. For further information regarding our business segments, see Notes 4.2 and 30 to our audited consolidated financial statements for the year ended December 31, 2018 incorporated herein by reference to Petrobras’s Form 6-K furnished to the SEC on January 2, 2020.

Our principal executive office is located at Avenida República do Chile, 65, 20031-912 – Rio de Janeiro RJ, Brazil, its telephone number is +(55-21) 3224-4477, and our website is www.petrobras.com.br. The information on our website, which might be accessible through a hyperlink resulting from this URL, is not and shall not be deemed to be incorporated into this prospectus.

USE OF PROCEEDS

All of the securities offered by the Selling Shareholder pursuant to this prospectus will be sold by the Selling Shareholder for its own account. Petrobras will not receive any of the proceeds from these sales. The Selling Shareholder, directly or indirectly through third parties appointed by it, will pay any underwriting discounts and commissions and expenses incurred by it for brokerage, accounting, tax or legal services or any other expenses incurred by it in disposing of these securities. The Selling Shareholder, directly or indirectly through third parties appointed by it, will also cause to be paid all other costs, fees and expenses incurred in effecting the registration of the securities covered by this prospectus, including, without limitation, all registration and filing fees, all ADS issuance fees payable to the depositary, NYSE listing fees and fees and expenses of our counsel and our independent registered public accountants.

SELLING SHAREHOLDER

This prospectus relates to the potential resale by the Selling Shareholder of up to 734,202,699 of our common shares, which may be represented by ADSs. The Selling Shareholder may from time to time offer any or all of the securities set forth below pursuant to this prospectus. When we refer to the “Selling Shareholder” in this prospectus, we mean the entity listed in the table below, and the pledgees, donees, transferees, assignees, successors and others who later come to hold any of the Selling Shareholder’s interest in our common shares, or ADSs representing such common shares, other than through a public sale.

The following table sets forth, as of the date of this prospectus, the name of the Selling Shareholder and the aggregate amount of our common shares, which may be represented by ADSs, that the Selling Shareholder may offer pursuant to this prospectus. The percentage of our common shares owned by the Selling Shareholder both prior to and following the offering of any common shares pursuant to this prospectus, is based on 7,442,231,382 common shares outstanding as of the date hereof.

We cannot advise you as to whether the Selling Shareholder will in fact sell any or all of such securities. See “Plan of Distribution.”

	Before the Offering		Number of Common Shares Being Offered(1)	After the Offering
Name and Address of Beneficial Owner	Number of Common Shares	Percentage of Outstanding Common Shares		Number of Common Shares	Percentage of Outstanding Common Shares
Banco Nacional de Desenvolvimento Econômico e Social – BNDES	734,202,699	9.87%	734,202,699	—	—

(1)	Common shares may be represented by ADSs.

The Selling Shareholder is a Brazilian federal government-owned development bank. The Selling Shareholder’s principal executive office is located at Av. República do Chile, 100 – Centro, Rio de Janeiro, Brazil – CEP: 20.031-917.

THE SECURITIES

The Selling Shareholder may from time to time offer under this prospectus our common shares, which may be represented by ADSs.

DESCRIPTION OF COMMON SHARES AND COMMON AMERICAN DEPOSITARY SHARES

Common Shares

For a description of our common shares see Item 10. “Additional Information—Memorandum and Articles of Incorporation” in the 2018 Form 20-F incorporated herein by reference.

American Depositary Receipts

Petrobras has listed on the NYSE ADSs representing Petrobras’s common shares. JPMorgan Chase Bank, N.A. (“JPMorgan”), as depositary will issue the ADSs which you will be entitled to receive in this offering. Each ADS will represent an ownership interest in two common shares which the Selling Shareholder will deposit with the custodian, as agent of the depositary, under the deposit agreement among ourselves, the depositary and yourself as an ADR holder (the “Deposit Agreement”). In the future, each ADS may also represent any securities, cash or other property deposited with the depositary but which they have not distributed directly to you. Unless certificated ADRs are specifically requested by you, all ADSs will be issued on the books of our depositary in book-entry form and periodic statements will be mailed to you which reflect your ownership interest in such ADSs. In our description, references to American depositary receipts or ADRs shall include the statements you will receive which reflect your ownership of ADSs.

The depositary’s office is located at 383 Madison Avenue, Floor 11, New York, New York 10179.

You may hold ADSs either directly or indirectly through your broker or other financial institution. If you hold ADSs directly, by having an ADS registered in your name on the books of the depositary, you are an ADR holder. This description assumes you are an ADR holder and hold your ADSs directly. If you have a beneficial ownership interest in ADSs but hold the ADSs through your broker or financial institution nominee, you are a beneficial owner of ADSs and must rely on the procedures of such broker or financial institution to assert the rights of an ADR holder described in this section. You should consult with your broker or financial institution to find out what those procedures are. If you are a beneficial owner, you will only be able to exercise any right or receive any benefit under the Deposit Agreement solely through the ADR holder which holds the ADRs evidencing the ADSs owned by you, and the arrangements between you and such ADR holder may affect your ability to exercise any rights you may have. For all purposes under the Deposit Agreement, an ADR holder is deemed to have all requisite authority to act on behalf of any and all beneficial owners of the ADSs evidenced by the ADRs registered in such ADR holder’s name. The depositary’s only notification obligations under the Deposit Agreement shall be to the ADR holders, and notice to an ADR holder shall be deemed, for all purposes of the Deposit Agreement, to constitute notice to any and all beneficial owners of the ADSs evidenced by such ADR holder’s ADRs.

As an ADR holder, we will not treat you as a shareholder of ours and you will not have any shareholder rights. Brazilian law governs shareholder rights. Because the depositary or its nominee will be the shareholder of record for the shares represented by all outstanding ADSs, shareholder rights rest with such record holder. Your rights are those of an ADR holder. Such rights derive from the terms of the Deposit Agreement. The obligations of our company, the depositary and its agents are also set out in the Deposit Agreement. Because the depositary or its nominee will actually be the registered owner of the common shares, you must rely on it to exercise the rights of a shareholder on your behalf.

The following is a summary of what we believe to be the material terms of the Deposit Agreement. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Deposit Agreement and the form of ADR which contains the terms of your ADSs. You can read a copy of the Deposit Agreement which is filed as an exhibit to the registration statement of which this prospectus forms a part. You may also find the registration statement and the attached Deposit Agreement on the SEC’s website at http://www.sec.gov.

Share Dividends and Other Distributions

How will I receive dividends and other distributions on the shares underlying my ADSs?

We may make various types of distributions with respect to our common shares. The depositary has agreed that, to the extent practicable, it will pay to you the cash dividends or other distributions it or the custodian receives on common shares or other deposited securities, after converting any cash received into U.S. dollars (if it determines such conversion may be made on a reasonable basis) and, in all cases, making any necessary deductions provided for in the Deposit Agreement. The depositary may utilize a division, branch or affiliate of JPMorgan to direct, manage and/or execute any public and/or private sale of common shares under the Deposit Agreement. Such division, branch and/or affiliate may charge the depositary a fee in connection with such sales, which fee is considered an expense of the depositary. You will receive these distributions in proportion to the number of underlying common shares that your ADSs represent. See “Fees and Expenses” for a further description of any fees, charges and expenses that may be owing, including, without limitation, those related to the foreign exchange process.

Except as stated below, the depositary will deliver such distributions to ADR holders in proportion to their interests in the following manner:

●

Cash. The depositary will distribute any U.S. dollars available to it resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof (to the extent applicable), on an averaged or other practicable basis, subject to (i) appropriate adjustments for taxes withheld, (ii) such distribution being impermissible or impracticable with respect to certain ADR holders, and (iii) deduction of the depositary’s and/or its agents’ fees and expenses in (1) converting any foreign currency to U.S. dollars to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner. If exchange rates fluctuate during a time when the depositary cannot convert a foreign currency, you may lose some or all of the value of the distribution.

●

Shares. In the case of a distribution in common shares, the depositary will issue additional ADRs to evidence the number of ADSs representing such common shares. Only whole ADSs will be issued. Any common shares which would result in fractional ADSs will be sold and the net proceeds will be distributed in the same manner as cash to the ADR holders entitled thereto. Any fees, taxes and/or charges owing in connection with a common share distribution will be collected from and/or owing by registered holders of ADSs.

●

Rights. In the case of a distribution of rights to subscribe for additional common shares or other rights, if we timely provide evidence satisfactory to the depositary that it may lawfully distribute such rights, the depositary will distribute warrants or other instruments in the discretion of the depositary representing such rights. However, if we do not timely furnish such evidence, the depositary may:

(i) sell such rights if practicable and distribute the net proceeds in the same manner as cash to the ADR holders entitled thereto; or

(ii) if it is not practicable to sell such rights by reason of the non-transferability of the rights, limited markets therefor, their short duration or otherwise, do nothing, in which case ADR holders will receive nothing and the rights may lapse. We have no obligation to file a registration statement under the Securities Act in order to make any rights available to ADR holders.

●

Other Distributions. In the case of a distribution of securities or property other than those described above, the depositary may either (i) distribute such securities or property in any manner it deems equitable and practicable or (ii) to the extent the depositary deems distribution of such securities or property not to be equitable and practicable, sell such securities or property and distribute any net proceeds in the same way it distributes cash.

●

Elective Distributions in Cash or Shares. In the case of a dividend payable at the election of our shareholders in cash or in additional common shares, we will notify the depositary at least 30 days prior to the proposed distribution stating whether or not we wish such elective distribution to be made available to ADR holders. The depositary shall make such elective distribution available to ADR holders only if (i) we shall have timely requested that the elective distribution is available to ADR holders, (ii) the depositary shall have determined that such distribution is reasonably practicable and (iii) the depositary shall have received satisfactory documentation within the terms of the Deposit Agreement including any legal opinions of counsel that the depositary in its reasonable discretion may request. If the above conditions are not satisfied, the depositary shall, to the extent permitted by law, distribute to the ADR holders, on the basis of the same determination as is made in the local market in respect of the common shares for which no election is made, either (x) cash or (y) additional ADSs representing such additional common shares. If the above conditions are satisfied, the depositary shall establish procedures to enable ADR holders to elect the receipt of the proposed dividend in cash or in additional ADSs. There can be no assurance that ADR holders or beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will be given the opportunity to receive elective distributions on the same terms and conditions as the holders of common shares.

If the depositary determines in its discretion that any distribution described above is not practicable with respect to any specific ADR holder, the depositary may, after consultation with us (to the extent reasonably practicable) choose any method of distribution that it deems practicable for such ADR holder, including the distribution of foreign currency, securities or property, or it may retain such items, without paying interest on or investing them, on behalf of the ADR holder as deposited securities, in which case the ADSs will also represent the retained items. If at any time the depositary shall determine that in its reasonable judgment any foreign currency received by it is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is not sought or, if sought, denied, the depositary may, subject to applicable laws and regulations, either distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to, or hold such foreign currency (without liability for interest thereon) for the respective accounts of, the ADR holders entitled to receive the same; provided, however, that if requested in writing by an ADR holder entitled thereto, the depositary may, in its reasonable discretion, distribute the foreign currency, as promptly as practicable. If any such conversion of foreign currency, in whole or in part, can be effected for distribution to some but not all of the ADR holders entitled thereto, the depositary shall make such conversion and distribution in U.S. dollars to the extent permissible to the ADR holders entitled thereto and may either so distribute or hold such balance (without liability for interest thereon) for the respective accounts of, the ADR holders entitled thereto for whom such conversion and distribution is not reasonably practicable; provided, however, that if requested in writing by an ADR holder entitled thereto and permitted by applicable law, the depositary may, in its discretion, distribute the foreign currency, as promptly as practicable. To the extent the depositary holds foreign currency, any and all costs and expenses related to, or arising from, the holding of such foreign currency shall be paid from such foreign currency thereby reducing the amount so held hereunder.

Any U.S. dollars will be distributed by checks drawn on a bank in the United States for whole dollars and cents. Fractional cents will be withheld without liability and dealt with by the depositary in accordance with its then current practices.

The depositary is not responsible if it fails to determine that any distribution or action is lawful or reasonably practicable.

There can be no assurance that the depositary will be able to convert any currency at a specified exchange rate or sell any property, rights, shares or other securities at a specified price, nor that any of such transactions can be completed within a specified time period. All purchases and sales of securities will be handled by the depositary in accordance with its then current policies, which are currently set forth in the “Depositary Receipt Sale and Purchase of Security” section of https://www.adr.com/Investors/FindOutAboutDRs, the location and contents of which the depositary shall be solely responsible for.

Deposit, Withdrawal and Cancellation

How does the depositary issue ADSs?

The depositary will issue ADSs if you or your broker deposit common shares or evidence of rights to receive common shares with the custodian and pay the fees and expenses owing to the depositary in connection with such issuance. In the case of the ADSs to be issued under this prospectus, the Selling Shareholder will arrange with the underwriters named herein to deposit such common shares.

Common Shares deposited in the future with the custodian must be accompanied by certain delivery documentation and shall, at the time of such deposit, be registered in the name of JPMorgan, as depositary for the benefit of ADR holders or in such other name as the depositary shall direct.

The custodian will hold all deposited common shares (including those being deposited by or on behalf of the Selling Shareholder in connection with the offering to which this prospectus relates) for the account and to the order of the depositary for the benefit of ADR holders, to the extent not prohibited by law. ADR holders thus have no direct ownership interest in the common shares and only have such rights as are contained in the Deposit Agreement. The custodian will also hold any additional securities, property and cash received on or in substitution for the deposited common shares. The deposited common shares and any such additional items are referred to as “deposited securities.”

Deposited securities are not intended to, and shall not, constitute proprietary assets of the depositary, the custodian or their nominees. Beneficial ownership in deposited securities is intended to be, and shall at all times during the term of the Deposit Agreement continue to be, vested in the beneficial owners of the ADSs representing such deposited securities. Notwithstanding anything else contained herein, in the Deposit Agreement, in the form of ADR and/or in any outstanding ADSs, the depositary, the custodian and their respective nominees are intended to be, and shall at all times during the term of the Deposit Agreement be, the record holders only of the deposited securities represented by the ADSs for the benefit of the ADR holders. The depositary, on its own behalf and on behalf of the custodian and their respective nominees, disclaims any beneficial ownership interest in the deposited securities held on behalf of the ADR holders.

Upon each deposit of common shares, receipt of related delivery documentation and compliance with the other provisions of the Deposit Agreement, including the payment of the fees and charges of the depositary and any taxes or other fees or charges owing, the depositary will issue an ADR or ADRs in the name or upon the order of the person entitled thereto evidencing the number of ADSs to which such person is entitled. All of the ADSs issued will, unless specifically requested to the contrary, be part of the depositary’s direct registration system, and an ADR holder will receive periodic statements from the depositary which will show the number of ADSs registered in such ADR holder’s name. An ADR holder can request that the ADSs not be held through the depositary’s direct registration system and that a certificated ADR be issued.

How do ADR holders cancel an ADS and obtain deposited securities?

When you turn in your ADR certificate at the depositary’s office, or when you provide proper instructions and documentation in the case of direct registration ADSs, the depositary will, upon payment of certain applicable fees, charges and taxes, deliver the underlying common shares to you or upon your written order. Delivery of deposited securities in certificated form will be made at the custodian’s office. At your risk, expense and request, the depositary may deliver deposited securities at such other place as you may request.

The depositary may only restrict the withdrawal of deposited securities in connection with the reasons set forth in General Instruction I.A.(1) of Form F-6 under the Securities Act of 1933:

●	temporary delays caused by closing our transfer books or those of the depositary or the deposit of common shares in connection with voting at a shareholders’ meeting, or the payment of dividends;

●	the payment of fees, taxes and similar charges; or

●	compliance with any U.S. or foreign laws or governmental regulations relating to the ADRs or to the withdrawal of deposited securities.

This right of withdrawal may not be limited by any other provision of the Deposit Agreement.

Record Dates

The depositary may, after consultation with us if practicable, fix record dates (which, to the extent applicable, shall be as near as practicable to any corresponding record dates set by us) for the determination of the ADR holders who will be entitled (or obligated, as the case may be):

●	to receive any distribution on or in respect of deposited securities,

●	to give instructions for the exercise of voting rights,

●	to pay the fee assessed by the depositary for administration of the ADR program and for any expenses as provided for in the ADR, or

●	to receive any notice or to act or be obligated in respect of other matters,

all subject to the provisions of the Deposit Agreement.

Voting Rights

How do I vote?

If you are an ADR holder and the depositary asks you to provide it with voting instructions, you may instruct the depositary how to exercise the voting rights for the common shares which underlie your ADSs. As soon as practicable after receiving notice from us of any meeting at which the holders of common shares are entitled to vote, or of our solicitation of consents or proxies from holders of common shares, the depositary shall fix the ADS record date in accordance with the provisions of the Deposit Agreement and distribute to the ADR holders a notice stating (i) final information particular to such vote and meeting and any solicitation materials, (ii) that each ADR holder on the record date set by the depositary will, subject to any applicable provisions of Brazilian law, rule or regulation and our constituent documents, be entitled to instruct the depositary to exercise the voting rights, if any, pertaining to the common shares underlying such ADR holder’s ADSs and (iii) the manner in which such instructions may be given, including instructions to give a discretionary proxy to a person designated by us. Each ADR holder is solely responsible for the forwarding of such notices to the beneficial owners of ADSs registered in such ADR holder’s name. Following actual receipt by the ADR department responsible for proxies and voting of ADR holders’ instructions (including, without limitation, instructions of any entity or entities acting on behalf of the nominee for DTC), the depositary shall, in the manner and on or before the time established by the depositary for such purpose, endeavor to vote or cause to be voted the common shares represented by the ADSs evidenced by such ADR holders’ ADRs in accordance with such instructions insofar as practicable and permitted under the provisions of or governing our common shares.

Without limiting any of the foregoing, to the extent the depositary does not receive voting instructions with respect to any one or more ADSs, the depositary shall take such actions as are necessary, upon our written request and subject to applicable law and the terms of the common shares, to cause the amount of common shares represented by such ADSs to be counted for the purpose of satisfying applicable quorum requirements, provided, however that the depositary shall not represent or present for quorum purposes any deposited securities represented by ADSs for which voting instructions were not received unless and until the depositary has been provided with an opinion of our internal or external counsel, in form and substance reasonably satisfactory to the depositary. ADR holders and beneficial owners of ADSs are strongly encouraged to forward their voting instructions to the depositary as soon as possible. For instructions to be valid, the ADR department of the depositary that is responsible for proxies and voting must receive them in the manner and on or before the time specified, notwithstanding that such instructions may have been physically received by the depositary prior to such time. The depositary will not itself exercise any voting discretion. Notwithstanding anything contained in the Deposit Agreement or any ADR, the depositary may, to the extent not prohibited by any law, rule or regulation, or by the rules and/or requirements of the stock exchange on which the ADSs are listed, in lieu of distribution of the materials provided to the depositary in connection with any meeting of, or solicitation of consents or proxies from, holders of deposited securities, distribute to the ADR holders a notice that provides such ADR holders with, or otherwise publicizes to such ADR holders, instructions on how to retrieve such materials or receive such materials upon request (i.e., by reference to a website containing the materials for retrieval or a contact for requesting copies of the materials).

There is no guarantee that ADR holders and beneficial owners of ADSs generally, or any ADR holder or beneficial owner of ADSs in particular, will receive voting materials in time to instruct the depositary to vote and it is possible that you, or persons who hold their ADSs through brokers, dealers or other third parties, will not have the opportunity to exercise a right to vote.

Reports and Other Communications

Will ADR holders be able to view our reports?

The depositary will make available for inspection by ADR holders at the offices of the depositary and the custodian the Deposit Agreement, the provisions of or governing deposited securities and any written communications from us which are both received by the custodian or its nominee as a holder of deposited securities and made generally available to the holders of deposited securities.

Additionally, if we make any written communications generally available to holders of our common shares, and we furnish copies thereof (or English translations or summaries) to the depositary, it will distribute the same to ADR holders.

Fees and Expenses

What fees and expenses will I be responsible for paying?

The depositary may charge and collect from each person to whom ADSs are issued, including, without limitation, issuances against deposits of common shares, issuances in respect of common share distributions, rights and other distributions, issuances pursuant to a stock dividend or stock split declared by us or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or deposited securities, and each person surrendering ADSs for withdrawal of deposited securities or whose ADSs are cancelled or reduced for any other reason, $5.00 or less for each 100 ADSs (or any portion thereof) issued, delivered, reduced, cancelled or surrendered or upon which a share distribution or elective distribution is made or offered, as the case may be. The depositary may sell (by public or private sale) sufficient securities and property received in respect of a common share distribution, rights and/or other distribution prior to such deposit to pay such charge.

The following additional charges shall be incurred by the ADR holders and beneficial owners of ADSs, by any party depositing or withdrawing common shares or by any party surrendering ADSs and/or to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by us or an exchange of stock regarding the ADSs or the deposited securities or a distribution of ADSs), whichever is applicable:

●

a fee of up to U.S.$0.05 per ADS held upon which any cash distribution made pursuant to the Deposit Agreement or in the case of an elective cash/stock dividend, upon which a cash distribution or an issuance of additional ADSs is made as a result of such elective dividend;

●

an aggregate fee of up to U.S.$0.05 per ADS per calendar year (or portion thereof) for services performed by the depositary in administering the ADRs (which fee may be charged on a periodic basis during each calendar year and shall be assessed against ADR holders as of the record date or record dates set by the depositary during each calendar year and shall be payable in the manner described in the next succeeding provision);

●

a fee for the reimbursement of such fees, charges and expenses as are incurred by the depositary and/or any of its agents (including, without limitation, the custodian and expenses incurred on behalf of ADR holders in connection with compliance with foreign exchange control regulations or any law, rule or regulation relating to foreign investment) in connection with the servicing of the common shares or other deposited securities, the holding of foreign currency, the sale of securities (including, without limitation, deposited securities), the delivery of deposited securities or otherwise in connection with the depositary’s or its custodian’s compliance with applicable law, rule or regulation (which fees and charges shall be assessed on a proportionate basis against ADR holders as of the record date or dates set by the depositary and shall be payable at the sole discretion of the depositary by billing such ADR holders or by deducting such charge from one or more cash dividends or other cash distributions);

●

a fee for the distribution of securities (or the sale of securities in connection with a distribution), such fee being in an amount equal to the $0.05 per ADS issuance fee for the execution and delivery of ADSs which would have been charged as a result of the deposit of such securities (treating all such securities as if they were common shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the depositary to those ADR holders entitled thereto;

●	stock transfer or other taxes and other governmental charges;

●

SWIFT, cable, telex, electronic and facsimile transmission and delivery charges incurred at your request or at the request of other parties in connection with the deposit or delivery of common shares, ADRs or deposited securities;

●	transfer or registration fees for the registration of transfer of deposited securities on any applicable register in connection with the deposit or withdrawal of deposited securities; and

●	fees of any division, branch or affiliate of the depositary utilized by the depositary to direct, manage and/or execute any public and/or private sale of securities under the Deposit Agreement.

To facilitate the administration of various depositary receipt transactions, including disbursement of dividends or other cash distributions and other corporate actions, the depositary may engage the foreign exchange desk within JPMorgan Chase Bank, N.A. (the “Bank”) and/or its affiliates in order to enter into spot foreign exchange transactions to convert foreign currency into U.S. dollars (“FX Transactions”). For Brazilian reais, FX Transactions are entered into with the Bank or an affiliate, as the case may be, acting in a principal capacity.

The foreign exchange rate applied to an FX Transaction will be either (a) a published benchmark rate or (b) a rate determined by a third party local liquidity provider, in each case plus or minus a spread, as applicable. The depositary will disclose which foreign exchange rate and spread, if any, apply to such currency on the “Disclosure” page (or successor page) of www.adr.com (as updated by the depositary from time to time, “ADR.com”). Such applicable foreign exchange rate and spread may (and neither the depositary, the Bank nor any of their affiliates is under any obligation to ensure that such rate does not) differ from rates and spreads at which comparable transactions are entered into with other customers or the range of foreign exchange rates and spreads at which the Bank or any of its affiliates enters into foreign exchange transactions in the relevant currency pair on the date of the FX Transaction. Additionally, the timing of execution of an FX Transaction varies according to local market dynamics, which may include regulatory requirements, market hours and liquidity in the foreign exchange market or other factors. Furthermore, the Bank and its affiliates may manage the associated risks of their position in the market in a manner they deem appropriate without regard to the impact of such activities on us, the depositary, ADR holders or beneficial owners of ADSs. The spread applied does not reflect any gains or losses that may be earned or incurred by the Bank and its affiliates as a result of risk management or other hedging related activity. Notwithstanding the foregoing, to the extent we provide U.S. dollars to the depositary, neither the Bank nor any of its affiliates will execute an FX Transaction as set forth herein. In such case, the depositary will distribute the U.S. dollars received from us.

Further details relating to the applicable foreign exchange rate, the applicable spread and the execution of FX Transactions will be provided by the depositary on ADR.com. We, and by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs, will each be acknowledging and agreeing that the terms applicable to FX Transactions disclosed from time to time on ADR.com will apply to any FX Transaction executed pursuant to the Deposit Agreement.

We will pay all other charges and expenses of the depositary and any agent of the depositary (except the custodian) pursuant to agreements from time to time between us and the depositary.

The fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary. ADR holders will receive prior notice of the increase in any such fees and charges. The right of the depositary to charge and receive payment of fees, charges and expenses as provided above shall survive the termination of the Deposit Agreement.

The depositary may make available to us a set amount or a portion of the depositary fees charged in respect of the ADR program or otherwise upon such terms and conditions as we and the depositary may agree from time to time. The depositary collects its fees for issuance and cancellation of ADSs directly from ADS holders depositing common shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to ADS holders by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions, or by directly billing ADS holders. The depositary will generally set off the amounts owing from distributions made to ADR holders. If, however, no distribution exists and payment owing is not timely received by the depositary, the depositary may refuse to provide any further services to ADR holders that have not paid those fees and expenses owing until such fees and expenses have been paid.

Payment of Taxes

ADR holders must pay any tax or other governmental charge payable by the custodian or the depositary on any ADS or ADR, deposited security or distribution. If any taxes or other governmental charges (including any penalties and/or interest) shall become payable by or on behalf of the custodian or the depositary with respect to any ADR, any deposited securities represented by the ADSs evidenced thereby or any distribution thereon, such tax or other governmental charge shall be paid by the applicable ADR holder to the depositary and by holding or having held an ADR or any ADSs, the ADR holder and all beneficial owners of such ADSs, and all prior registered holders of such ADRs and prior beneficial owners of such ADSs, jointly and severally, agree to indemnify, defend and save harmless each of the depositary and its agents in respect of such tax or governmental charge. Each ADR holder and beneficial owner of ADSs, and each prior ADR holder and beneficial owner of ADSs, by holding or having held an ADR or an interest in ADSs, acknowledges and agrees that the depositary shall have the right to seek payment of any taxes or governmental charges owing with respect to the relevant ADRs from any one or more such current or prior ADR holder or beneficial owner of ADSs, as determined by the depositary in its sole discretion, without any obligation to seek payment from any other current or prior ADR holder or beneficial owner of ADSs. If an ADR holder owes any tax or other governmental charge, the depositary may (i) deduct the amount thereof from any cash distributions, or (ii) sell deposited securities (by public or private sale) and deduct the amount owing from the net proceeds of such sale. In either case the ADR holder remains liable for any shortfall. If any tax or governmental charge is unpaid, the depositary may also refuse to effect any registration, registration of transfer, split-up or combination of deposited securities or withdrawal of deposited securities until such payment is made. If any tax or governmental charge is required to be withheld on any cash distribution, the depositary may deduct the amount required to be withheld from any cash distribution or, in the case of a non-cash distribution, sell the distributed property or securities (by public or private sale) in such amounts and in such manner as the depositary deems necessary and practicable to pay such taxes and distribute any remaining net proceeds or the balance of any such property after deduction of such taxes to the ADR holders entitled thereto.

By holding an ADR or an interest therein, you will be agreeing to indemnify us, the depositary, its custodian and any of our or their respective officers, directors, employees, agents and affiliates against, and hold each of them harmless from, any claims by any governmental authority with respect to taxes, additions to tax, penalties or interest arising out of any refund of taxes, reduced rate of withholding at source or other tax benefit obtained.

Reclassifications, Recapitalizations and Mergers

If we take certain actions that affect the deposited securities, including (i) any change in par value, split-up, consolidation, cancellation or other reclassification of deposited securities or (ii) any distributions of common shares or other property not made to ADR holders or (iii) any recapitalization, reorganization, merger, consolidation, liquidation, receivership, bankruptcy or sale of all or substantially all of our assets, then the depositary may choose to, and shall if reasonably requested by us:

●	amend the form of ADR;

●	distribute additional or amended ADRs;

●	distribute cash, securities or other property it has received in connection with such actions;

●	sell any securities or property received and distribute the proceeds as cash; or

●	none of the above.

If the depositary does not choose any of the above options, any of the cash, securities or other property it receives will constitute part of the deposited securities and each ADS will then represent a proportionate interest in such property.

Amendment and Termination

How may the Deposit Agreement be amended?

We may agree with the depositary to amend the Deposit Agreement and the ADSs without your consent for any reason. ADR holders must be given at least 30 days’ notice of any amendment that imposes or increases any fees or charges on a per ADS basis (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, SWIFT, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or otherwise prejudices any substantial existing right of ADR holders or beneficial owners of ADSs. Such notice need not describe in detail the specific amendments effectuated thereby, but must identify to ADR holders a means to access the text of such amendment. If an ADR holder continues to hold an ADR or ADRs after being so notified, such ADR holder and the beneficial owner of the corresponding ADSs are deemed to agree to such amendment and to be bound by the Deposit Agreement as so amended. Any amendments or supplements which (i) are reasonably necessary (as agreed by us and the depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or common shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by ADR holders, shall be deemed not to prejudice any substantial rights of ADR holders or beneficial owners of ADSs. Notwithstanding the foregoing, if any governmental body or regulatory body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, we and the depositary may amend or supplement the Deposit Agreement and the form of ADR (and all outstanding ADRs) at any time in accordance with such changed laws, rules or regulations, which amendment or supplement may take effect before a notice is given or within any other period of time as required for compliance. No amendment, however, will impair your right to surrender your ADSs and receive the underlying securities, except in order to comply with mandatory provisions of applicable law.

How may the Deposit Agreement be terminated?

The depositary may, and shall at our written direction, terminate the Deposit Agreement and the ADRs by mailing notice of such termination to the ADR holders at least 30 days prior to the date fixed in such notice for such termination; provided, however, if the depositary shall have (i) resigned as depositary under the Deposit Agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the Deposit Agreement within 60 days of the date of such resignation, and (ii) been removed as depositary under the Deposit Agreement, notice of such termination by the depositary shall not be provided to ADR holders unless a successor depositary shall not be operating under the Deposit Agreement on the 60th day after our notice of removal was first provided to the depositary. Notwithstanding anything to the contrary herein, the depositary may terminate the Deposit Agreement without notifying us, but subject to giving 30 days’ notice to the ADR holders, under the following circumstances: (i) in the event of our bankruptcy or insolvency, (ii) if the common shares cease to be listed on an internationally recognized stock exchange, (iii) if we effect (or will effect) a redemption of all or substantially all of the deposited securities, or a cash or share distribution representing a return of all or substantially all of the value of the deposited securities, or (iv) there occurs a merger, consolidation, sale of assets or other transaction as a result of which securities or other property are delivered in exchange for or in lieu of deposited securities.

After the date so fixed for termination, the depositary and its agents will perform no further acts under the Deposit Agreement and the ADRs, except to receive and hold (or sell) distributions on deposited securities and deliver deposited securities being withdrawn. As soon as practicable after the date so fixed for termination, the depositary shall use its reasonable efforts to sell the deposited securities and shall thereafter (as long as it may lawfully do so) hold in an account (which may be a segregated or unsegregated account) the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the ADR holders who have not theretofore surrendered their ADRs. After making such sale, the depositary shall be discharged from all obligations in respect of the Deposit Agreement and the ADRs, except to account for such net proceeds and other cash. After the date so fixed for termination, we shall be discharged from all obligations under the Deposit Agreement except for our obligations to the depositary and its agents.

Limitations on Obligations and Liability to ADR holders

Limits on our obligations and the obligations of the depositary; limits on liability to ADR holders and beneficial owners of ADSs

Prior to the issue, registration, registration of transfer, split-up, combination, or cancellation of any ADRs, or the delivery of any distribution in respect thereof, and from time to time in the case of the production of proofs as described below, we or the depositary or its custodian may require:

●

payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of common shares or other deposited securities upon any applicable register and (iii) any applicable fees and expenses described in the Deposit Agreement;

●

the production of proof satisfactory to it of (i) the identity of any signatory and genuineness of any signature and (ii) such other information, including without limitation, information as to citizenship, residence, exchange control approval, beneficial or other ownership of, or interest in, any securities, compliance with applicable law, regulations, provisions of or governing deposited securities and terms of the Deposit Agreement and the ADRs, as it may deem necessary or proper; and

●	compliance with such regulations as the depositary may establish consistent with the Deposit Agreement.

The issuance of ADRs, the acceptance of deposits of common shares, the registration, registration of transfer, split-up or combination of ADRs or the withdrawal of common shares, may be suspended, generally or in particular instances, when the ADR register or any register for deposited securities is closed or when any such action is deemed advisable by the depositary.

The Deposit Agreement expressly limits the obligations and liability of the depositary, ourselves and each of our and the depositary’s respective agents, provided, however, that no provision of the Deposit Agreement is intended to constitute a waiver or limitation of any rights which ADR holders or beneficial owners of ADSs may have under the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable. In the Deposit Agreement it provides that neither we nor the depositary nor any such agent will be liable to ADR holders or beneficial owners of ADSs if:

●

any present or future law, rule, regulation, fiat, order or decree of the United States, the Federative Republic of Brazil or any other country or jurisdiction, or of any governmental or regulatory authority or securities exchange or market or automated quotation system, the provisions of or governing any deposited securities, any present or future provision of our constituent documents, any act of God, war, terrorism, nationalization, expropriation, currency restrictions, work stoppage, civil unrest, revolutions, rebellions, explosions, computer failure or circumstance beyond our, the depositary’s or our respective agents’ direct and immediate control shall prevent or delay, or shall cause any of them to be subject to any civil or criminal penalty in connection with, any act which the Deposit Agreement or the ADRs provide shall be done or performed by us, the depositary or our respective agents (including, without limitation, voting);

●

it exercises or fails to exercise discretion under the Deposit Agreement or the ADRs including, without limitation, any failure to determine that any distribution or action may be lawful or reasonably practicable;

●	it performs its obligations under the Deposit Agreement and ADRs without gross negligence or willful misconduct;

●

it takes any action or refrains from taking any action in reliance upon the advice of or information from legal counsel, accountants, any person presenting shares for deposit, any ADR holder, or any other person believed by it to be competent to give such advice or information, or in the case of the depositary only, our company;

●	it relies upon any written notice, request, direction, instruction or document believed by it to be genuine and to have been signed, presented or given by the proper party or parties; or

●

for the inability of any ADR holder or beneficial owner of ADSs to benefit from, or participate in, any distribution, offering, right or other benefit which is made available to holders of shares but is not made available to ADR holders.

The Depositary shall not be a fiduciary or have any fiduciary duty to ADR holders or beneficial owners of ADSs. Neither the depositary nor its agents have any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs. We and our agents shall only be obligated to appear in, prosecute or defend any action, suit or other proceeding in respect of any deposited securities, the ADSs or the ADRs, which in our opinion may involve us in expense or liability, if indemnity satisfactory to us against all expense (including fees and disbursements of counsel) and liability is furnished as often as may be required. The depositary and its agents may fully respond to any and all demands or requests for information maintained by or on its behalf in connection with the Deposit Agreement, any ADR holder or holders, any ADRs or otherwise related to the Deposit Agreement or ADRs to the extent such information is requested or required by or pursuant to any lawful authority, including without limitation laws, rules, regulations, administrative or judicial process, banking, securities or other regulators. The depositary shall not be liable for the acts or omissions made by, or the insolvency of, any securities depository, clearing agency or settlement system. Furthermore, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, the insolvency of any custodian that is not a branch or affiliate of JPMorgan. Notwithstanding anything to the contrary contained in the Deposit Agreement or any ADRs, the depositary shall not be responsible for, and shall incur no liability in connection with or arising from, any act or omission to act on the part of the custodian except to the extent that any ADR holder has incurred liability directly as a result of the custodian having (i) committed fraud or willful misconduct in the provision of custodial services to the depositary or (ii) failed to use reasonable care in the provision of custodial services to the depositary as determined in accordance with the standards prevailing in the jurisdiction in which the custodian is located. The depositary and the custodian may use third party delivery services and providers of information regarding matters such as pricing, proxy voting, corporate actions, class action litigation and other services in connection with the ADRs and the Deposit Agreement, and use local agents to provide extraordinary services such as attendance at annual meetings of issuers of securities. Although the depositary and the custodian will use reasonable care (and cause their agents to use reasonable care) in the selection and retention of such third party providers and local agents, they will not be responsible for any errors or omissions made by them in providing the relevant information or services. The depositary shall not have any liability for the price received in connection with any sale of securities, the timing thereof or any delay in action or omission to act nor shall it be responsible for any error or delay in action, omission to act, default or negligence on the part of the party so retained in connection with any such sale or proposed sale.

The depositary has no obligation to inform ADR holders or beneficial owners of ADSs about the requirements of any laws, rules or regulations or any changes therein or thereto.

Additionally, none of us, the depositary or the custodian shall be liable for the failure by any ADR holder or beneficial owner of ADSs to obtain the benefits of credits or refunds of non-U.S. tax paid against such ADR holder’s or beneficial owner’s income tax liability. The depositary is under no obligation to provide ADR holders or beneficial owners of ADSs, or any of them, with any information about the tax status of our company. Neither we nor the depositary shall incur any liability for any tax or tax consequences that may be incurred by ADR holders or beneficial owners of ADSs on account of their ownership or disposition of the ADRs or ADSs.

Neither the depositary nor its agents will be responsible for any failure to carry out any instructions to vote any of the deposited securities, for the manner in which any such vote is cast, including without limitation any vote cast by a person to whom the depositary is required to grant a discretionary proxy pursuant to the Deposit Agreement, or for the effect of any such vote. The depositary may rely upon instructions from us or our counsel in respect of any approval or license required for any currency conversion, transfer or distribution. The depositary shall not incur any liability for the content of any information submitted to it by us or on our behalf for distribution to ADR holders or for any inaccuracy of any translation thereof, for any investment risk associated with acquiring an interest in the deposited securities, for the validity or worth of the deposited securities, for the credit-worthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement or for the failure or timeliness of any notice from us. The depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the depositary or in connection with any matter arising wholly after the removal or resignation of the depositary. Neither the depositary nor any of its agents shall be liable to ADR holders or beneficial owners of ADSs for any indirect, special, punitive or consequential damages (including, without limitation, legal fees and expenses) or lost profits, in each case of any form incurred by any person or entity (including, without limitation, ADR holders and beneficial owners of ADSs), whether or not foreseeable and regardless of the type of action in which such a claim may be brought.

The depositary and its agents may own and deal in any class of securities of our company and our affiliates and in ADSs.

Disclosure of Interest in ADSs

To the extent that the provisions of or governing any deposited securities or our constituent documents may require disclosure of or impose limits on beneficial or other ownership of, or interests in, deposited securities, other shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, ADR holders and beneficial owners of ADSs agree to comply with all such disclosure requirements, including without limitation, requirements of Brazilian law, including the rules and requirements of the Central Bank and ownership limitations and to comply with any reasonable instructions from us and requests in respect thereof, including, without limitation, requests for information as to the identity of any holder of an interest in an ADR and the nature of such interest, whether or not such ADR holder continues to hold such interest at the time of the request. We reserve the right to instruct ADR holders (and through any such ADR holder, the beneficial owners of ADSs evidenced by the ADRs registered in such ADR holder’s name) to deliver their ADSs for cancellation and withdrawal of the deposited securities so as to permit us to deal directly with the ADR holder and/or beneficial owner of ADSs as a holder of shares and, by holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs will be agreeing to comply with such instructions.

Books of Depositary

The depositary or its agent will maintain a register for the registration, registration of transfer, combination and split-up of ADRs, which register shall include the depositary’s direct registration system. ADR holders may inspect such records at the depositary’s office at all reasonable times, but solely for the purpose of communicating with other ADR holders in the interest of the business of our company or a matter relating to the Deposit Agreement. Such register (and/or any portion thereof) may be closed at any time or from time to time, when deemed expedient by the depositary, and the depositary may also close the issuance book portion of such register when reasonably requested by us solely in order to enable us to comply with applicable law.

The depositary will maintain facilities for the delivery and receipt of ADRs.

Appointment

In the Deposit Agreement, each ADR holder and each beneficial owner of ADSs, upon acceptance of any ADSs (or any interest therein) issued in accordance with the terms and conditions of the Deposit Agreement will be deemed for all purposes to:

●	be a party to and bound by the terms of the Deposit Agreement and the applicable ADR or ADRs, and

●

appoint the depositary its attorney-in-fact, with full power to delegate, to act on its behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR or ADRs, to adopt any and all procedures necessary to comply with applicable laws and to take such action as the depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR and ADRs, the taking of such actions to be the conclusive determinant of the necessity and appropriateness thereof.

Each ADR holder and beneficial owner of ADSs is further deemed to acknowledge and agree that (i) nothing in the Deposit Agreement or any ADR shall give rise to a partnership or joint venture among the parties thereto nor establish a fiduciary or similar relationship among such parties, (ii) the depositary, its divisions, branches and affiliates, and their respective agents, may from time to time be in the possession of non-public information about our company, the ADR holders, the beneficial owners of ADSs and/or their respective affiliates, (iii) the depositary and its divisions, branches and affiliates may at any time have multiple banking relationships with us, ADR holders, beneficial owners of ADSs and/or the affiliates of any of them, (iv) the depositary and its divisions, branches and affiliates may, from time to time, be engaged in transactions in which parties adverse to us or the ADR holders or beneficial owners of ADSs may have interests, (v) nothing contained in the Deposit Agreement or any ADR(s) shall (A) preclude the depositary or any of its divisions, branches or affiliates from engaging in such transactions or establishing or maintaining such relationships, or (B) obligate the depositary or any of its divisions, branches or affiliates to disclose such transactions or relationships or to account for any profit made or payment received in such transactions or relationships, and (vi) the depositary shall not be deemed to have knowledge of any information held by any branch, division or affiliate of the depositary.

Governing Law and Consent to Jurisdiction

The Deposit Agreement and the ADRs are governed by and construed in accordance with the internal laws of the State of New York without giving effect to the application of the of law principles thereof. In the Deposit Agreement, we have submitted to the jurisdiction of the courts of the State of New York and appointed an agent for service of process on our behalf.

By holding an ADS or an interest therein, ADR holders and beneficial owners of ADSs each irrevocably agree that any legal suit, action or proceeding against or involving us or the depositary, arising out of or based upon the Deposit Agreement, the ADSs or the transactions contemplated thereby, may only be instituted in a state or federal court in a state or federal court in the Borough of Manhattan, New York, New York, and each irrevocably waives any objection which it may have to the laying of venue of any such proceeding, and irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding.

Notwithstanding the foregoing, the depositary may, in its sole discretion, elect to institute any suit, action or proceeding against us based on the Deposit Agreement, the ADSs or the ADRs or the transactions contemplated thereby, in any state or federal court in the Borough of Manhattan, New York, New York, or, in the case of a suit, action or proceeding to enforce a New York based state or federal court ruling, order or judgment, in any competent court in the Federative Republic of Brazil and/or the United States.

Jury Trial Waiver

The Deposit Agreement provides that, to the fullest extent permitted by applicable law, each party thereto (including, for avoidance of doubt, each ADR holder and beneficial owner and/or holder of interests in ADSs) irrevocably waives the right to a jury trial in any suit, action or proceeding against us or the depositary directly or indirectly arising out of or relating to our common shares or other deposited securities, the ADSs, the ADRs, the Deposit Agreement, or any transaction contemplated therein, or the breach thereof (whether based on contract, tort, common law or other theory), including any suit, action or proceeding under the U.S. federal securities laws. If we or the depositary were to oppose a jury trial demand based on such waiver, the court would determine whether the waiver was enforceable based on the facts and circumstances of that case in accordance with applicable state and federal law, including whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. The waiver to right to a jury trial of the Deposit Agreement is not intended to be deemed a waiver by any ADR holder or beneficial owner of ADSs of our or the depositary’s compliance with the Securities Act of 1933 or the Securities Exchange Act of 1934, to the extent applicable.

PLAN OF DISTRIBUTION

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in a prospectus supplement relating to those securities. Each prospectus supplement with respect to our securities will set forth the terms of the offering of those securities, including the name or names of any underwriters or agents, the price of such securities and the net proceeds to the Selling Shareholder from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those securities may be listed.

The securities will be offered by the Selling Shareholder in global offerings consisting of international offerings of our common shares, offered directly or represented by ADSs, in the United States and elsewhere outside of Brazil, and concurrent public offerings of our common shares in Brazil. International offerings and Brazilian offerings will be conducted concurrently, and conditioned on the closing of each other. The securities may be sold to the public, in one or more transactions, either (i) at a fixed price or prices, which may be changed; (ii) at prices related to prevailing market prices at the time of sale; or (iii) at negotiated prices.

The Selling Shareholder will offer to sell the securities from time to time through a combination of (i) sales of ADSs for resale outside Brazil to Credit Suisse Securities (USA) LLC, BofA Securities, Inc., Banco Bradesco BBI S.A., Banco do Brasil Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC, XP Investments US, LLC (collectively, the “Lead Underwriters”) and any other dealer or underwriter acceptable to the Selling Shareholder and identified in the applicable prospectus supplement (together with the Lead Underwriters, the “Underwriters”) and (ii) sales of our common shares in and outside Brazil through Banco de Investimento Credit Suisse (Brasil) S.A., Bank of America Merrill Lynch Banco Múltiplo S.A., Banco Bradesco BBI S.A., BB-Banco de Investimento S.A., Citigroup Global Markets Brasil CCTVM S.A., Goldman Sachs do Brasil Banco Múltiplo S.A., Banco Morgan Stanley S.A. and XP Investimentos Corretora de Câmbio, Títulos e Valores Mobiliários S.A. (collectively, the “Brazilian Lead Underwriters”) and any other dealer or underwriter in Brazil acceptable to the Selling Shareholder and identified in the applicable prospectus supplement (together with the Brazilian Lead Underwriters, the “Brazilian Underwriters”). The applicable prospectus supplement will disclose the allocation of the securities being offered by the Underwriters and the Brazilian Underwriters, as well as the number of securities that will be sold by the Selling Shareholder directly to purchasers. Unless otherwise specified in a prospectus supplement, Credit Suisse Securities (USA) LLC and BofA Securities, Inc. will act as global coordinators and joint bookrunners in the international offerings and Banco Bradesco BBI S.A., Banco do Brasil Securities LLC, Citigroup Global Markets Inc., Goldman Sachs & Co. LLC, Morgan Stanley & Co. LLC and XP Investments US, LLC will act as joint bookrunner in the international offerings.

The Selling Shareholder will, from time to time, enter into underwriting and agency agreements with the Underwriters. These underwriting and agency agreements will provide that the obligation of the Underwriters to purchase common shares and ADSs is subject to, among other conditions, the absence of any material adverse change in our business, the delivery of certain legal opinions by our and their legal counsel in Brazil and in the United States and certain procedures by our independent auditors. The underwriting and agency agreements will provide that we and the Selling Shareholder will indemnify the Underwriters, each of their affiliates and their respective directors, officers, employees and agents, and each person who controls any Underwriter against certain liabilities, including liabilities under the Securities Act, or contribute to payments that the Underwriters may be required to make in that respect. The underwriting and agency agreements will also provide that if an Underwriter defaults, the purchase commitments of non-defaulting Underwriters may be increased or the offering may be terminated. Common shares and ADSs offered through the Underwriters will be underwritten severally and not jointly by the Underwriters, who will purchase the securities as principal for resale to the public. The Underwriters will be obligated to purchase all of the common shares and ADSs that may be offered under the underwriting and agency agreements, if any are purchased. The Underwriters may resell the common shares and ADSs to or through dealers, and those dealers may receive compensation in the form of discounts, concessions or commissions from the Underwriters and/or commissions from purchasers for whom they may act as agents. The applicable prospectus supplement will include any required information about underwriting compensation we pay to the Underwriters, and any discounts, concessions or commissions the Underwriters allow to participating dealers, in connection with an offering of securities.

The Selling Shareholder will, from time to time, enter into agreements with the Brazilian Underwriters providing for concurrent offerings in Brazil of our common shares. The Brazilian Underwriters will place from time to time our common shares with investors located in Brazil, and, through the Underwriters acting as placement agents, in the United States and other countries outside Brazil. Agreements with Brazilian underwriters will provide that, if any of the placed common shares that are offered under such agreements are not settled by the relevant purchasers, the Brazilian underwriters will be obligated to purchase them on a firm commitment basis on the settlement date, subject to certain conditions and exceptions.

In addition, the Underwriters will act as placement agents for the Brazilian Underwriters and will facilitate the placement of our common shares to investors located outside Brazil. Common shares purchased by investors outside Brazil will be delivered in Brazil and paid for in reais.

The Underwriters and the Brazilian Underwriters and/or their affiliates may enter into derivative transactions with clients, at their request, in connection with our common shares and the ADSs. The Underwriters and the Brazilian Underwriters and/or their affiliates may also purchase some of our common shares to hedge their risk exposure in connection with such transactions. These transactions may have an effect on demand, price or other terms of an offering.

The Lead Underwriters and the Brazilian Lead Underwriters and their respective affiliates have engaged in a variety of commercial and investment banking transactions from time to time with us and the Selling Shareholder for which we and the Selling Shareholder have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivative transactions, such as currency and interest swaps, and may have provided advisory services for mergers and acquisitions and issuances of debt and equity securities in the local and international capital markets.

In addition, the Selling Shareholder and its affiliates have engaged in a variety of commercial banking transactions from time to time with us for which we have paid customary fees and expenses, including financing transactions, bank guarantees and foreign exchange and derivatives transactions, such as currency and interest swaps.

EXPERTS

With respect to the unaudited interim financial information of Petrobras as of September 30, 2019 and for the three and nine-month periods ended September 30, 2019 and 2018, incorporated by reference herein, KPMG Auditores Independentes, an independent registered public accounting firm, reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report included in the Petrobras Form 6-K furnished to the SEC on October 25, 2019 and incorporated by reference herein, states that they did not audit and they do not express an opinion on that unaudited interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a “report” or a “part” of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

The consolidated financial statements as of and for the years ended December 31, 2018 and 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 (which is included in Management’s Report on Internal Control over Financial Reporting) have been incorporated herein by reference to the 2018 Form 20-F in reliance on the report of KPMG Auditores Independentes given on the authority of said firm as experts in auditing and accounting. The revised consolidated financial statements as of and for the years ended December 31, 2018 and 2017 have been incorporated herein by reference to Petrobras’s Form 6-K furnished to the SEC on January 2, 2020 in reliance on the report of KPMG Auditores Independentes given on the authority of said firm as experts in auditing and accounting.

The revised consolidated financial statements for the year ended December 31, 2016 incorporated in this prospectus by reference to Petrobras’s Form 6-K furnished to the SEC on January 2, 2020 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores Independentes, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

Certain oil and gas reserve data incorporated herein by reference to the 2018 Form 20-F were reviewed by DeGolyer and MacNaughton as indicated therein, in reliance upon the authority of such firm as expert in estimating proved oil and gas reserves.

VALIDITY OF SECURITIES

The validity of the common shares will be passed upon for us by Lefosse Advogados or any other law firm named in the applicable prospectus supplement as to certain matters of Brazilian law.

DIFFICULTIES OF ENFORCING CIVIL LIABILITIES AGAINST NON-U.S. PERSONS

Petrobras is a sociedade de economia mista (mixed-capital company), a public sector company with some private sector ownership, established under the laws of Brazil. All of its executive officers and directors and certain advisors named herein reside in Brazil. In addition, substantially all of its assets and those of its executive officers, directors and certain advisors named herein are located in Brazil. As a result, it may not be possible for investors to effect service of process upon Petrobras or its executive officers, directors and advisors named herein within the United States or other jurisdictions outside Brazil or to enforce against Petrobras or its executive officers, directors and advisers named herein judgments obtained in the United States or other jurisdictions outside Brazil. In addition, it may not be possible for you to enforce a judgment of a United States court for civil liability based upon the United States federal securities laws against any of those persons outside the United States.

Lefosse Advogados, Petrobras’s special counsel, has advised Petrobras that, subject to the requirements described below, judgments of United States courts for civil liabilities based upon the United States federal securities laws may be enforced in Brazil. A judgment against Petrobras or the other persons described above obtained outside Brazil would be enforceable in Brazil, without reconsideration of the merits, only if the judgment satisfies certain requirements and receives confirmation from the Brazilian Superior Court of Justice (Superior Tribunal de Justiça). The foreign judgment will only be confirmed if:

●	it fulfills all formalities required for its enforceability under the laws of the country where the foreign judgment is granted;

●	it is for the payment of a sum certain of money;

●	it was issued by a competent court in the jurisdiction where the judgment was awarded after service of process was properly made in accordance with applicable law;

●	it is not subject to appeal;

●

it must be apostilled by a competent authority of the State from which the document emanates according to the Hague Convention of 5 October 1961 Abolishing the Requirement of Legalisation for Foreign Public Documents or, if such State is not signatory of the Hague Convention, it must be duly authenticated by a competent Brazilian consulate;

●

it is authenticated by a Brazilian consular office in the country where it was issued, and is accompanied by a sworn translation into Portuguese, unless an exemption is provided by an international treaty to which Brazil is a signatory; and

●	it is not contrary to Brazilian national sovereignty, public policy or good morals.

Notwithstanding the foregoing, no assurance can be given that such confirmation would be obtained, that the process described above could be conducted in a timely manner or that a Brazilian court would enforce a monetary judgment for violation of the U.S. securities laws with respect to any securities issued by Petrobras.

Lefosse Advogados has also advised Petrobras that:

●

original actions based on the U.S. federal securities laws may be brought in Brazilian courts and that, subject to Brazilian public policy and national sovereignty, Brazilian courts may enforce liabilities in such actions against Petrobras, certain of its directors and officers and the advisors named herein;

●

if an investor resides outside Brazil and owns no real property in Brazil, he or she must provide a bond sufficient to guarantee court costs and legal fees, including the defendant’s attorneys’ fees, as determined by the Brazilian court, in connection with litigation in Brazil, except: (1) when an exemption is provided by an international agreement or treaty that Brazil is a signatory; (2) in the case of claims for collection on a título executivo extrajudicial (an instrument which may be enforced in Brazilian courts without a review on the merits), in the case of the enforcement of a foreign judgment which has been confirmed by the Brazilian Superior Court of Justice; or (3) counterclaims as established, according to Article 83 of the Brazilian Code of Civil Procedure (Código de Processo Civil);

●

Brazilian law limits an investor’s ability as a judgment creditor of Petrobras to satisfy a judgment against Petrobras by attaching its gas and oil reserves, as Petrobras does not own any of the crude oil and natural gas reserves in Brazil. Under Brazilian law, the Brazilian government owns all crude oil and natural gas reserves in Brazil;

●

a law has been enacted in Brazil to regulate judicial and extrajudicial reorganization and liquidation of business companies. Such law revoked the previous Brazilian Bankruptcy law. The new law is not applicable to mixed capital companies, such as Petrobras, and does not provide whether the federal government of Brazil is liable for Petrobras’s obligations in the event of bankruptcy; and

●

certain of Petrobras’s exploration and production assets may be subject to reversion to the Brazilian government under Petrobras’s concession agreements. Such assets, under certain circumstances, may not be subject to attachment or execution.

WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement with the SEC on Form F-3 under the Securities Act relating to the securities offered by this prospectus. This prospectus, which is a part of that registration statement, does not contain all of the information set forth in the registration statement. For more information with respect to our company and the securities offered by this prospectus, you should refer to the registration statement and to the exhibits filed with it. Statements contained or incorporated by reference in this prospectus regarding the contents of any contract or other document are not necessarily complete, and, where the contract or other document is an exhibit to the registration statement or incorporated or deemed to be incorporated by reference, each of these statements is qualified in all respects by the provisions of the actual contract or other document.

We are subject to the information requirements of the Exchange Act, applicable to a foreign private issuer, and accordingly file or furnish reports, including annual reports on Form 20-F, reports on Form 6-K and other information with the SEC. Any filings we make electronically will be available to the public over the Internet at the SEC’s web site at http://www.sec.gov. These reports and other information may also be inspected and copied at the offices of the NYSE at 11 Wall St, New York, New York 10005.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus, and certain later information that we file with the SEC will automatically update and supersede earlier information filed with the SEC or included in this prospectus or a prospectus supplement. We incorporate by reference the following documents:

Petrobras is incorporating by reference into this prospectus the following documents that it has filed with the SEC:

1.

The Petrobras Annual Report on Form 20-F for the year ended December 31, 2018 filed with the SEC on April 1, 2019. The audited consolidated financial statements and related discussion of results of operations included therein have been superseded by the revised consolidated financial statements and related discussion of results of operations set forth in the Petrobras Report on Form 6-K described in paragraph (13) below. See “Presentation of Financial Information.”

2.

The Petrobras Report on Form 6-K furnished to the SEC on October 28, 2019, containing Petrobras’s financial statements in U.S. dollars as of September 30, 2019, and for the three and nine-month periods ended September 30, 2019 and 2018, prepared in accordance with International Financial Reporting Standards (“IFRS”) as issued by the International Accounting Standards Board (“IASB”).

3.	The Petrobras Report on Form 6-K furnished to the SEC on November 12, 2019, relating to the delisting of Petrobras stocks from the Argentine Stock Exchange.

4.	The Petrobras Report on Form 6-K furnished to the SEC on November 12, 2019, relating to the acquisition of a block in a bidding round under the Production Sharing Contract.

5.

The Petrobras Report on Form 6-K furnished to the SEC on November 19, 2019, containing a discussion of Petrobras’s financial information and results in U.S. dollars as of September 30, 2019 and for the nine-month periods ended September 30, 2019 and 2018.

6.	The Petrobras Report on Form 6-K furnished to the SEC on November 21, 2019, relating to a contract for the sale of Liquigás.

7.	The Petrobras Report on Form 6-K furnished to the SEC on December 11, 2019 relating to the Transfer of Rights Agreement.

8.	The Petrobras Report on Form 6-K furnished to the SEC on December 17, 2019, relating to prepayment of a China Development Bank loan.

9.	The Petrobras Report on Form 6-K furnished to the SEC on December 19, 2019 relating to payment of shareholder remuneration.

10.	The Petrobras Report on Form 6-K furnished to the SEC on December 20, 2019, relating to an agreement with Sete Brasil.

11.	The Petrobras Report on Form 6-K furnished to the SEC on December 30, 2019, relating to the sale of 50% of Tartaruga Verde of Module III of Espadarte.

12.	The Petrobras Report on Form 6-K furnished to the SEC on January 2, 2020, relating to the resignation of a member of the Board of Directors.

13.

The Petrobras Report on Form 6-K furnished to the SEC on January 2, 2020 containing Petrobras’s revised financial statements in U.S. dollars as of December 31, 2018 and 2017 and for the years ended on December 31, 2018, 2017 and 2016, prepared in accordance with IFRS as issued by the IASB and the related discussion of such revised financial statements.

14.

Any future filings of Petrobras on Form 20-F made with the SEC after the date of this prospectus and prior to the termination of the offering of the securities offered by this prospectus, and any future reports of Petrobras on Form 6-K furnished to the SEC during that period that are identified in those forms as being incorporated by reference into this prospectus.

We will provide without charge to any person to whom a copy of this prospectus is delivered, upon the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated herein by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Requests should be directed to Petrobras’s Investor Relations Department located at Avenida República do Chile, 65 - 10th Floor, 20031-912 -Rio de Janeiro, RJ, Brazil, Attn: Leandro da Rocha Santos, Investor Relations Department, Finance Department, Institutional Investors Manager (telephone: +55 (21) 3224-0792; fax: +55 (21) 3224-1401; e-mail: petroinvest@petrobras.com.br).

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8. Indemnification of Directors and Officers.

Article 23, Section 1 of Petrobras’s by-laws requires it to defend its senior management in administrative and legal proceedings and maintain insurance coverage to protect senior management from liability arising from the performance of the senior manager’s functions. Petrobras maintains an insurance policy covering losses and expenses arising from management actions taken by the directors and officers of Petrobras and its subsidiaries in their capacity as such.

Item 9. Exhibits.

Exhibit Number	Description

1.1	Form of Underwriting Agreement. †

4.1	Form of Amended and Restated Deposit Agreement, dated as of January 2, 2020, among Petrobras, JPMorgan Chase Bank N.A., as depositary, and registered holders and beneficial owners from time to time of the ADSs, representing the common shares of Petrobras, and Form of ADR evidencing ADSs representing the common shares of Petrobras.*

5.1	Opinion of Lefosse Advogados as to matters of Brazilian law relating to the common shares.*

15.1	Letter of KPMG Auditores Independentes concerning 3Q 2019 unaudited financial information of Petrobras.*

23.1	Consents of KPMG Auditores Independentes.*

23.2	Consent of PricewaterhouseCoopers Auditores Independentes.*

23.3	Consent of Lefosse Advogados (included in Exhibit 5.1).*

23.4	Consent of DeGolyer and MacNaughton.*

24.2	Power of Attorney (included in page II-5 of this Registration Statement).*

†

To be filed by amendment or incorporated by reference. Petrobras will file as an Exhibit to a report on Form 6-K that is incorporated by reference into this registration statement any related form utilized in the future and not previously filed by means of an amendment or incorporated by reference.

*	Filed herewith.

Item 10. Undertakings.

(a)	The registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

ii.

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

iii.

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act of 1933 need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act of 1933 or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement;

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of the registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section (10)(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of such registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES OF PETRÓLEO BRASILEIRO S.A.—PETROBRAS

Pursuant to the requirements of the Securities Act, Petróleo Brasileiro S.A. — Petrobras certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Rio de Janeiro, Brazil, on January 3, 2020.

PETRÓLEO BRASILEIRO S.A. — PETROBRAS

By:	/s/ Roberto da Cunha Castello Branco
	Name:	ROBERTO DA CUNHA CASTELLO BRANCO
	Title:	Chief Executive Officer

By:	/s/ Andrea Marques de Almeida
	Name:	ANDREA MARQUES DE ALMEIDA
	Title:	Chief Financial Officer and Chief Investor Relations Officer

Power of Attorney

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Ricardo Rodriguez Besada Filho, Larry Carris Cardoso, André Luis Campos Silva, José Roberto Espósito, Tomaz André Barbosa and Gustavo Tardin Barbosa his/her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him/her and in his/her name, place and stead, in any and all capacities, acting individually, to sign any and all amendments (including post-effective amendments) to the registration statement on Form F-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he/she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or any of his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated below on January 3, 2020, in respect of Petróleo Brasileiro S.A.—Petrobras.

Signature	Title

/s/ Roberto da Cunha Castello Branco
ROBERTO DA CUNHA CASTELLO BRANCO	Chief Executive Officer and Member of Board of Directors

/s/ Andrea Marques de Almeida
ANDREA MARQUES DE ALMEIDA	Chief Financial Officer and Chief Investor Relations Officer

/s/ Rodrigo Araujo Alves
RODRIGO ARAÚJO ALVES	Chief Accounting and Tax Officer

/s/ Eduardo Bacellar Leal Ferreira
EDUARDO BACELLAR LEAL FERREIRA	Chairman of the Board of Directors

/s/ Danilo Ferreira da Silva
DANILO FERREIRA DA SILVA	Member of the Board of Directors

/s/ Ana Lúcia Poças Zambelli
ANA LÚCIA POÇAS ZAMBELLI	Member of the Board of Directors

MARCELO MESQUITA DE SIQUEIRA FILHO	Member of the Board of Directors

/s/ Sônia Júlia Sulzbeck Villalobos
SONIA JULIA SULZBECK VILLALOBOS	Member of the Board of Directors

/s/ João Cox Neto
JOÃO COX NETO	Member of the Board of Directors

/s/ Nivio Ziviani
NIVIO ZIVIANI	Member of the Board of Directors

WALTER MENDES DE OLIVEIRA FILHO	Member of the Board of Directors

/s/ Donald Puglisi
PUGLISI & ASSOCIATES	Authorized Representative in the United States

Signature of Authorized Representative of Petróleo Brasileiro S.A.—Petrobras

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Petróleo Brasileiro S.A.— Petrobras, has signed this registration statement in the City of New York, State of New York, on January 3, 2020.

Signature	Title

/s/ Donald Puglisi
PUGLISI & ASSOCIATES	Authorized Representative in the United States